EXPENSE CONTRACT

between

FIDELITY ABERDEEN STREET TRUST

FIDELITY FREEDOM 2060 FUND: PREMIER CLASS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This Expense Contract, dated as of September 30, 2025 (the “Agreement”), is made and entered into by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Premier Class (the “Class”) shares of Fidelity Freedom 2060 Fund (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into a Management Contract (the “Management Contract”), pursuant to which the Adviser has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee paid by each class of the Fund;

WHEREAS, the Management Contract provides that the Adviser will pay certain expenses of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Class shares of the Fund at a fixed annualized expense rate as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this Agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Adviser agrees, with respect to the Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Class and to waive a portion of the management fee payable by such class, such that ordinary operating expenses incurred by the Class in any fiscal year (excluding (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings made by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund; (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto) as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable, will not exceed the annual rate set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Trust Instrument) throughout the month. For avoidance of doubt, it is understood that this Agreement shall not apply to any other class other than the Class of the Fund.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Class except by a vote of a majority of the Board of Trustees of the Trust; provided, that all other amendments may be approved by mutual consent of the parties without a vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Trust Instrument or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Contract.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Contract between the Fund and the Adviser.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Aberdeen Street Trust,
on behalf of Fidelity Freedom 2060 Fund

By	/s/ Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer Treasurer

Schedule A

Years to Target Retirement Date*	Premier Class Annualized Rate (bp)
46	37.0
45	37.0
44	37.0
43	37.0
42	37.0
41	37.0
40	37.0
39	37.0
38	37.0
37	37.0
36	37.0
35	37.0
34	37.0
33	37.0
32	37.0
31	37.0
30	37.0
29	37.0
28	37.0
27	37.0
26	37.0
25	37.0
24	37.0
23	37.0
22	37.0
21	37.0
20	37.0
19	37.0
18	37.0
17	37.0
16	37.0
15	37.0
14	37.0
13	36.0
12	36.0
11	36.0
10	36.0
9	36.0
8	35.0
7	35.0
6	35.0
5	35.0
4	34.0
3	33.0
2	33.0
1	33.0
0	32.0
-1	31.0
-2	30.0
-3	30.0
-4	29.0
-5	28.0
-6	28.0
-7	27.0
-8	27.0
-9	26.0
-10	26.0
-11	26.0
-12	25.0
-13	25.0
-14	25.0
-15	24.0
Thereafter (including investments in Fidelity Freedom Retirement Fund)	24.0

*“Years to Target Retirement Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.